Media Contact:
Dana M. Harris
Napster
310-281-5000
dana.harris@napster.com

Investor Contacts:
Alex Wellins or Jennifer Jarman
The Blueshirt Group, for Napster
(415) 217-7722
alex@blueshirtgroup.com; jennifer@blueshirtgroup.com

NAPSTER REPORTS RECORD REVENUE
AND CONTINUES TO REDUCE CASH BURN

LOS ANGELES, Calif. - August 2, 2006 - Napster (Nasdaq: NAPS) today reported financial results for its fiscal first quarter ended June 30, 2006.

Net revenue from continuing operations for the first quarter of fiscal 2007 grew to a record $28.1 million, 34 percent over the prior year quarter and up five percent from $26.8 million in the fourth quarter of fiscal 2006. Net revenue for the first quarter of 2007 includes $1.9 million of one-time revenue from prepaid card breakage.

Net loss from continuing operations, before income taxes, was $9.6 million for the first quarter of fiscal 2007, compared to a net loss from continuing operations, before income taxes, of $9.3 million in the fourth quarter of fiscal 2006 and $19.7 million in the first quarter of fiscal 2006. Net loss from continuing operations after income tax provision for the first quarter of fiscal 2007 was $9.8 million, or $0.23 per basic and diluted share.

“Our first quarter was highlighted by record revenue and the launch of our new Napster.com advertising-supported free music service, which is off to an encouraging start as we saw an over 50 percent increase in monthly unique visitors and ended the quarter with a run rate of 60 million page views per month,” said Chris Gorog, Napster's chairman and chief executive officer.  “Our new free service should lead to lower subscriber acquisition costs and improved subscriber retention while building advertising revenue. We also continue to be very focused on improving bottom line performance and have substantially reduced our cash burn leaving us with a very healthy balance sheet."

Napster ended the first quarter with a total of $97.8 million of cash, cash equivalents and short-term investments.

“While Napster achieved record sales in the June quarter, our subscriber base declined seven percent over the March quarter as we shifted our strategy to include our new advertising-supported free music experience. We recently implemented significant changes to Napster.com to create a more optimal balance between our free and paid offerings, which should improve the conversion from free users to paid subscribers. We expect that these changes will result in substantial new subscriber additions during the second half of our fiscal year, which is typically our strongest sales season,” added Gorog. As of June 30, 2006, Napster’s total paid subscriber base was 512,000, including 4,000 university subscribers, as most Napster university subscribers roll off during the summer months. Excluding university, the number of paid subscribers grew 26 percent year-over-year.

Napster also confirmed today its first deployment of Napster Mobile with SunCom Wireless, which will roll out next week in the Southeast U.S., offering over the air downloads to handsets and dual-delivery to PCs. Napster Mobile’s launch will be supported by an extensive marketing campaign from SunCom highlighting Napster’s mobile music catalog, which is the largest in the world.

“Wireless continues to be a very significant priority for Napster as music-enabled cell phones are expected to dwarf the number of MP3 players around the world over the next few years. We look forward to both announcing agreements and launching with new top-tier wireless partners before the end of the year,” concluded Gorog.

Business Outlook
“Given the transitional impact to our overall business and subscriber base from the recently launched Napster.com site, as well as typical seasonality, we currently anticipate revenue of approximately $25 million in the September quarter. Operating expenses are expected to be lower sequentially as the viral nature of Napster.com enables us to reduce sales and marketing expenses and as we continue our focus on expense management. Looking ahead to the second half of fiscal 2007, we expect to resume strong revenue growth as we enter the traditionally strongest periods for our business, resulting in solid year-over-year revenue growth,” said Nand Gangwani, Napster’s chief financial officer.

Conference Call Information
The Napster first-quarter teleconference and webcast is scheduled to begin at 2:00 p.m. PDT on Wednesday, August 2, 2006. To participate on the live call, analysts and investors should dial 800-219-6110 at least ten minutes prior to the call. Napster will also offer a live and archived webcast of the conference call, accessible from the "Investor Relations" section of the company’s Web site at http://investor.napster.com.

About Napster
Napster (NASDAQ: NAPS) is committed to making great music experiences more accessible to all music fans. Napster.com gives web users the power to legally listen on-demand to a massive catalog of music from major and independent labels, wherever they are on the Web -- for FREE. The Napster music subscription service offers a premium experience that includes unlimited access to CD-quality music and advanced discovery, community and programming features in an advertising-free environment. Napster To Go subscribers also enjoy unlimited transfer of music to a compatible MP3 player. Napster Light, an a la carte download store, and Napster Mobile, a hosted music service featuring artist images, ring tones and full-length songs, round out the Napster digital music lineup. Napster is headquartered in Los Angeles with sales offices in Frankfurt and London. For more information, please visit www.napster.com.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release, in particular matters related to future revenue and operating expenses; the effect of the ad-supported service on revenue, subscriber numbers, churn, customer acquisition costs, gross margins and sales and marketing expenses; seasonality; sales of music-enabled cellular phones; and relationships with wireless carriers including SunCom Wireless; are forward-looking statements that are subject to certain risks and uncertainties such as decreased demand for our products and services; failure of our products to interoperate with the hardware products of our customers; intense competition; failure to maintain relationships with strategic partners and content providers; and general economic conditions; that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster's reports filed with the Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q as filed with the SEC on August 2, 2006, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2006 Napster, LLC. All rights reserved. Napster, Napster Mobile, Napster To Go and Napster Light are either trademarks or registered trademarks of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.

NAPSTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	As of
	June 30,	March 31,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$42,658	$46,812
Short-term investments	55,169	49,812
Foreign currency conversion in transit	—	7,545
Accounts receivable, net of allowance for doubtful accounts of $8
at June 30, 2006 and $7 at March 31, 2006	1,101	1,042
Prepaid expenses and other current assets	3,559	6,182
Total current assets	102,487	111,393
Property and equipment, net	6,472	7,012
Goodwill	34,658	34,658
Investment in unconsolidated entity	1,826	2,203
Other assets	247	275
Total assets	$145,690	$155,541
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,056	$3,279
Income taxes payable	4,146	4,139
Accrued liabilities	18,178	16,745
Deferred revenues	10,523	12,824
Total current liabilities	35,903	36,987
Long-term liabilities
Deferred income taxes	2,854	2,622
Other long-term liabilities	140	159
Total liabilities	38,897	39,768

Stockholders' equity:
Common stock, $0.001 par value; Authorized: 100,000 shares;
Issued and outstanding: 44,886 shares and 44,826, respectively,
at June 30, 2006 and 43,826 shares at March 31, 2006	45	44
Additional paid-in capital	258,132	260,198
Deferred stock-based compensation	—	(2,934)
Accumulated deficit	(151,186)	(141,368)
Accumulated other comprehensive loss	(198)	(167)
Total stockholders' equity	106,793	115,773
Total liabilities and stockholders' equity	$145,690	$155,541

NAPSTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,
	2006	2005
Revenues:
Service	$28,047	$20,751
Product and license	69	250
Total revenue	28,116	21,001
Cost of revenues:
Service (1)	19,007	14,287
Product and license	115	118
Total revenue	19,122	14,405
Gross margin	8,994	6,596
Service gross margin %	32%	31%
Product and license gross margin %	(67)%	53%
Gross margin %	32%	31%

Operating expenses:
Research and development (1)	2,937	3,195
Sales and marketing (1)	10,471	16,272
General and administrative (1)	5,988	6,196
Amortization of intangible assets	—	474
Total operating expenses	19,396	26,137
Loss from operations	(10,402)	(19,541)
Loss from unconsolidated entity	(330)	—
Other income (expense), net	1,181	(120)
Loss before income tax provision	(9,551)	(19,661)
Income tax provision	(267)	(265)
Net loss	$(9,818)	$(19,926)

Basic and diluted net loss per share	$(0.23)	$(0.46)
W eighted average shares used in computing net loss per share
Basic and diluted	43,097	42,961

(1) Amounts reported include stock-based compensation expense as follows:
Cost of revenues	$10	$1
Research and development	187	23
Sales and marketing	143	9
General and administrative	634	96
	$974	$129